CFO Commentary on Fourth Quarter and Fiscal Year 2015 Results

Q4 FY 2015 Summary

GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q4 FY15	Q3 FY15	Q4 FY14	Q/Q	Y/Y
Revenue	$1,251	$1,225	$1,144	up 2%	up 9%
Gross margin	55.9%	55.2%	54.1%	up 70 bps	up 180 bps
Operating expenses	$468	$463	$452	up 1%	up 4%
Net income	$193	$173	$147	up 12%	up 31%
Diluted earnings per share	$0.35	$0.31	$0.25	up 13%	up 40%

Non-GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q4 FY15	Q3 FY15	Q4 FY14	Q/Q	Y/Y
Revenue	$1,251	$1,225	$1,144	up 2%	up 9%
Gross margin	56.2%	55.5%	53.8%	up 70 bps	up 240 bps
Operating expenses	$420	$415	$408	up 1%	up 3%
Net income	$241	$220	$187	up 10%	up 29%
Diluted earnings per share	$0.43	$0.39	$0.32	up 10%	up 34%

FY 2015 Summary

GAAP Yearly Financial Comparison
($ in millions except earnings per share)	FY15	FY14	Y/Y
Revenue	$4,682	$4,130	up 13%
Gross margin	55.5%	54.9%	up 60 bps
Operating expenses	$1,840	$1,772	up 4%
Net income	$631	$440	up 43%
Diluted earnings per share	$1.12	$0.74	up 51%

Non-GAAP Yearly Financial Comparison
($ in millions except earnings per share)	FY15	FY14	Y/Y
Revenue	$4,682	$4,130	up 13%
Gross margin	55.8%	55.1%	up 70 bps
Operating expenses	$1,657	$1,610	up 3%
Net income	$801	$588	up 36%
Diluted earnings per share	$1.42	$0.99	up 43%

Revenue

GAAP Quarterly Revenue Comparison
($ in millions)	Q4 FY15	Q3 FY15	Q4 FY14	Q/Q	Y/Y
GPU	$1,073	$991	$947	up 8%	up 13%
Tegra Processor	112	168	131	down 33%	down 15%
Other	66	66	66	--	--
Total	$1,251	$1,225	$1,144	up 2%	up 9%

GAAP Yearly Revenue Comparison
($ in millions)	FY15	FY14	Y/Y
GPU	$3,839	$3,468	up 11%
Tegra Processor	579	398	up 45%
Other	264	264	--
Total	$4,682	$4,130	up 13%

Revenue increased 9 percent year over year to a record $1.25 billion for the quarter. Growth was driven by the full quarter availability of our Maxwell™ GeForce® GPUs for gaming and by strength in accelerated computing GPUs and automotive infotainment systems.
Full-year fiscal 2015 revenue grew 13 percent to $4.68 billion, reflecting growth in these market-specialized platforms: Gaming, Accelerated Computing, and Automotive.
Revenue in the GPU business grew 13 percent from the fourth quarter of the prior year. Revenue from GeForce GPUs for gaming desktops and notebooks grew 38 percent, fueled by continued strength in PC gaming, including high-end Maxwell-based GTX™ GPUs. Within this gaming segment, notebooks continued to perform well above year-ago levels. Tesla® GPUs for accelerated computing increased strongly, driven by large project wins with cloud service providers. Quadro® GPU revenue remained healthy delivering industry leading graphics and rendering performance.
Tegra® Processor sales declined 15 percent from a year ago, driven by the product life cycle of several smartphone and tablet designs. This was partially offset by auto infotainment systems, which more than doubled, and SHIELD™ device sales.
Revenue increased 2 percent sequentially. The GPU business grew 8 percent due to Maxwell GPUs and the seasonal increase in consumer PCs. Tegra Processor sales decreased amid lower revenue from smartphones and tablets, while automotive and SHIELD devices continued to grow.
License revenue from our patent license agreement with Intel was $66 million in the fourth quarter and year ago quarter.
Gross Margin
GAAP gross margin for the fourth quarter was 55.9 percent, above our outlook and up 70 basis points from the previous quarter. Non-GAAP gross margin was 56.2 percent, also above our outlook and up 70 basis points sequentially. Strength in margins from PC gaming and accelerated computing was partially offset by the impact of Tegra processor margins and certain inventory provisions for prior Tegra architectures.

For fiscal 2015, GAAP gross margin was 55.5 percent, growing 60 basis points from a year ago. Non-GAAP gross margin was 55.8 percent, growing 70 basis points led by the strength in our high-end GPUs for gaming and accelerated computing.
Expenses and Other
GAAP operating expenses for the fourth quarter were $468 million, in line with our outlook and up 1 percent from the prior quarter’s $463 million. Non-GAAP operating expenses were $420 million, in line with our outlook and inclusive of legal fees associated with our litigation against Samsung and Qualcomm.
For fiscal 2015, GAAP operating expenses were $1.84 billion, growing 4 percent from fiscal 2014, and non-GAAP operating expenses were $1.66 billion, growing 3 percent, representing discipline from continued management of our investments in both R&D and capital expenditures to enhance our return on invested capital. Operating expenses grew year over year due to employee additions, employee compensation increases and related costs, partially offset by lower engineering development related costs.
Operating Income, OI&E, and Taxes
GAAP operating income for the fourth quarter was $231 million, up 38 percent from a year earlier, reflecting strong revenue growth from higher margin GPUs and contained operating expenses. GAAP operating income for fiscal 2015 was $759 million, up 53 percent from fiscal 2014 due to strong growth in revenue from each of our platforms and contained operating expenses.
Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible debt, and other operating gains and losses. OI&E for the quarter was a net $3 million of expense, inclusive of $11 million of interest expense primarily associated with our convertible debt and $8 million of interest income from our investment portfolio. OI&E for fiscal 2015 was a net $4 million of expense.
For the fourth quarter, GAAP income tax expense was $35 million, or an effective tax rate of 15.2 percent. Non-GAAP effective tax rate was 15.9 percent. Our effective tax rates for the quarter reflect the reinstatement of the U.S. federal R&D tax credit.
For the full year, GAAP income tax expense was $124 million, or an effective tax rate of 16.5 percent. Non-GAAP effective tax rate was 16.9 percent, incorporating the U.S. federal R&D tax credit.
Net Income and EPS
For the fourth quarter, GAAP net income was $193 million, up 31 percent from a year earlier, driven by increased operating profit from strong revenue and margins. GAAP earnings per diluted share of $0.35 increased 40 percent from $0.25 per diluted share in the year-ago quarter, reflecting net income growth and share repurchases. GAAP net income was up 12 percent and earnings per share were up $0.04 per diluted share from the previous quarter, driven by higher operating profits, fueled by the sequential growth in revenue.
For the full year, GAAP net income was $631 million, up 43 percent from a year earlier and GAAP earnings per diluted share were $1.12, up 51 percent from fiscal 2014.
Balance Sheet
Cash, cash equivalents and marketable securities at the end of the fourth quarter were $4.62 billion, compared with $4.24 billion at the end of the third quarter, primarily related to the growth in cash flow from operations, partially offset by the quarterly cash dividend.
During the fourth quarter, we paid $46 million in cash dividends and repurchased 0.2 million shares. During fiscal 2015, we paid $186 million in cash dividends and repurchased 44.4 million shares for $814 million.  As a result, we returned to shareholders $1.0 billion during fiscal 2015.

Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned approximately $2.22 billion to shareholders.  This return represents 111 percent of our cumulative free cash flow for fiscal years 2013 through 2015, reflecting the acceleration of our capital return program from cash generated in prior years.  In November 2014, we announced our ongoing commitment to deliver shareholder value through capital return, with the intention to return approximately $600 million to shareholders through ongoing quarterly cash dividends and share repurchases in fiscal 2016.
Accounts receivable at the end of the quarter were $474 million, down from $563 million in the prior quarter. The sequential decrease was primarily due to strong cash receipts from the Q3’s launch of our Maxwell-based GPUs. DSO at quarter-end was 34 days, down from 42 days in the prior quarter, and flat from 34 days in the fourth quarter of fiscal 2014.
Inventory at the end of the quarter was $483 million, up from $408 million in the prior quarter, and $388 million a year earlier. The sequential increase included the ramping of Maxwell-based GPUs and Tegra SOCs and SHIELD devices. DSI at quarter-end was 80 days, up from 68 days in the prior quarter and from 67 days in the prior year.
Cash flow from operating activities was $443 million, up from $216 million in the prior quarter, and up from $401 million a year earlier. The sequential increase was primarily due to increased net income and the annual Intel license payment. The increase from a year-earlier reflects higher net income from revenue growth and contained operating expenses, partially offset by higher inventory. For fiscal 2015, cash flow from operating activities was $906 million, up 8 percent from fiscal 2014.
Free cash flow was $412 million in the fourth quarter, compared with $334 million a year earlier and $176 million in the previous quarter.
Depreciation and amortization expense for the fourth quarter amounted to $54 million. Capital expenditures were $31 million.
Segment Definitions
The GPU business leverages our GPU technology to target multiple end markets. It comprises four primary product lines: GeForce for desktop and notebook PCs; Quadro for professional workstations; Tesla for high-performance computing; and NVIDIA GRID™ for cloud-enabled graphics solutions. It also includes other related products, licenses and revenue supporting the GPU business, such as memory products.
The Tegra Processor business comprises product lines primarily based on our Tegra SOC and modem processor technologies including Tegra for smartphones and tablets; automotive computers, including infotainment and navigation systems; and gaming devices, including the SHIELD tablet and portable, and Tegra NOTE™. It also includes other related products, licenses and revenue supporting the Tegra Processor business - such as Icera® baseband processors and RF transceivers, embedded products, and license and other revenue associated with game consoles.
The Other category includes licensing revenue from our patent cross-license agreement with Intel.
First Quarter Outlook
Our outlook for the first quarter of fiscal 2016 is as follows:

•	Revenue is expected to be $1.16 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 56.2 percent and 56.5 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $478 million; non-GAAP operating expenses are expected to be approximately $425 million, inclusive of litigation costs.

•
GAAP and non-GAAP tax rates for the first quarter of fiscal 2016 are expected to be 20 percent, plus or minus one percent - excluding the benefit of the U.S Federal R&D tax credit which expired December 31, 2014.

•	Capital expenditures are expected to be approximately $30 million to $40 million.
______________
For further information, contact:

Arnab Chanda	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
achanda@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income and expense, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, legal settlements, a credit related to a weak die/packaging material set, acquisition-related costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, other expense and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: continued strength in PC gaming; Quadro delivering industry leading graphics and rendering performance; continued strength in our GPU margins for PC platforms; strength in our high-end GPUs for gaming and datacenter and cloud applications; continued management of our investments in R&D and capital expenditures; our intention to return approximately $600 million in fiscal 2016; the company’s financial outlook for the first quarter of fiscal 2016; and the company’s tax rates for the first quarter of fiscal 2016 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended October 26, 2014. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2015 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GTX, Quadro, Tegra, Tegra NOTE, Tesla, Icera, Maxwell, NVIDIA GRID, and SHIELD, are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 25,	October 26,	January 26,	January 25,	January 26,
	2015	2014	2014	2015	2014

GAAP gross profit	$699,603	$676,698	$619,242	$2,599,477	$2,267,763
GAAP gross margin	55.9%	55.2%	54.1%	55.5%	54.9%
Stock-based compensation expense included in cost of revenue (A)	3,426	3,021	2,777	12,022	10,688
Legal settlement	—	—	1,450	—	3,740
Credit from a weak die/packaging material set (B)	—	—	(7,782)	—	(7,782)
Non-GAAP gross profit	$703,029	$679,719	$615,687	$2,611,499	$2,274,409
Non-GAAP gross margin	56.2%	55.5%	53.8%	55.8%	55.1%

GAAP operating expenses	$468,467	$463,383	$452,318	$1,840,488	$1,771,536
Stock-based compensation expense included in operating expense (A)	(39,044)	(38,414)	(33,427)	(145,819)	(125,607)
Acquisition-related costs (B)	(9,169)	(9,572)	(9,250)	(37,355)	(31,652)
Other expense (C)	—	—	(1,845)	—	(4,080)
Non-GAAP operating expenses	$420,254	$415,397	$407,796	$1,657,314	$1,610,197

GAAP other income (expense), net	$(3,277)	$(4,245)	$1,964	$(4,153)	$14,027
Gains and losses from non-affiliated investments	—	—	(3,074)	(14,482)	(3,074)
Interest expense related to amortization of debt discount	7,083	7,010	4,600	27,967	4,600
Non-GAAP other income (expense), net	$3,806	$2,765	$3,490	$9,332	$15,553

GAAP net income	$193,128	$172,967	$146,917	$630,587	$439,990
Total pre-tax impact of non-GAAP adjustments	58,722	58,017	42,493	208,681	169,511
Income tax impact of non-GAAP adjustments	(10,783)	(10,549)	(1,924)	(38,280)	(21,094)
Non-GAAP net income	$241,067	$220,435	$187,486	$800,988	$588,407

Diluted net income per share
GAAP	$0.35	$0.31	$0.25	$1.12	$0.74
Non-GAAP	$0.43	$0.39	$0.32	$1.42	$0.99

Shares used in diluted net income per share computation	556,573	558,201	577,356	563,068	594,517

Metrics:
GAAP net cash flow provided by operating activities	$442,729	$215,623	$400,712	$905,656	$835,146
Purchase of property and equipment and intangible assets	(31,045)	(39,741)	(66,374)	(122,381)	(255,186)
Free cash flow	$411,684	$175,882	$334,338	$783,275	$579,960

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Twelve Months Ended
	January 25,	October 26,	January 26,	January 25,	January 26,
	2015	2014	2014	2015	2014
Cost of revenue	$3,426	$3,021	$2,777	$12,022	$10,688
Research and development	$23,719	$22,680	$21,548	$88,355	$82,940
Sales, general and administrative	$15,325	$15,734	$11,879	$57,464	$42,667

(B) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(C) Includes intangible asset write-off, restructuring charge, and legal settlement cost, net of credits.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q1 FY2016 Outlook
GAAP gross margin	56.2%
Impact of stock-based compensation	0.3%
Non-GAAP gross margin	56.5%

Q1 FY2016 Outlook
(In millions)
GAAP operating expenses	$478
Stock-based compensation expense and acquisition-related costs	(53)
Non-GAAP operating expenses	$425